Investor Contact:
Phyllis Knight
Executive Vice President and CFO
(248) 614-8200
or
Media Contact:
Christine Fisher
pushtwentytwo
(248) 335-9500 ext. 30
cfisher@pushtwentytwo.com
Champion Enterprises Reports 8 Percent Increase in Revenues and $44 Million
Increase in Cash from Operations for the Fourth Quarter of 2007
Earn Out Accrual on Strong Performance of International Segment Acquisition, Debt and Restructuring
Charges Drive Net Loss of $0.08 Per Diluted Share for the Quarter
TROY, Mich., Feb. 19, 2008 – Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced results for its fourth quarter and fiscal year ended Dec. 29, 2007. Revenues for the quarter increased 8.2 percent to $325.6 million compared to $300.9 million for the fourth quarter of 2006. The Company reported a net loss for the quarter of $6.0 million, or $0.08 per diluted share, compared to net income of $3.6 million, or $0.05 per diluted share, for the same period of the prior year.
The loss before income taxes in the fourth quarter of 2007 included the following items: $6.4 million of expense recorded in connection with the earn out provisions of the 2006 acquisition of Calsafe Group (Holdings) Ltd., loss on debt retirement of $4.5 million as a result of the Company’s previously announced changes to its debt structure, and charges totaling $3.6 million related to the previously announced closure of a manufacturing facility. Pre-tax income for the fourth quarter of 2006 was reduced by a $0.4 million loss on debt retirement.
Revenues for the full year 2007 decreased 6.7 percent to $1.27 billion compared to $1.36 billion reported for 2006. Net income for 2007 totaled $7.2 million, or $0.09 per diluted share, compared to net income of $138.3 million, or $1.78 per diluted share, in 2006. Net income in 2006 included $101.9 million of income from the reversal of the previously recorded deferred tax valuation allowance and $4.7 million of pre-tax gains from property sales.
“While our earnings continue to be pressured by deteriorating conditions in the U.S. housing markets, our efforts to diversify and build a strong international platform continue to mitigate these pressures” stated William Griffiths, chairman, president and chief executive officer of Champion Enterprises, Inc. “Our non-U.S. revenues increased 135 percent in 2007, contributing over 30 percent of our total revenues and strong cash returns.
755 West Big Beaver Road, Suite 1000 | Troy, Michigan 48084
(248) 614-8200 | www.championhomes.com

Champion Enterprises Reports 8 Percent Increase in Revenues and $44 million
Increase in Cash from Operations for the Fourth Quarter of 2007

“Thanks to the focused work of our operations both in North America and internationally, our free cash flow improved over 60 percent to $69 million in 2007 despite a decline in reported earnings for the year. As a result our cash position continued to improve, ending 2007 at $135 million. This, coupled with the successful refinancing we completed during the fourth quarter, leaves Champion well positioned to continue to execute its growth and diversification strategies.”
North American Manufacturing Segment
•	Manufacturing segment net sales for the fourth quarter decreased 10.7 percent to $224.0 million compared to $250.8 million in the same period of the prior year.
•	Revenues from the sale of modular homes in the quarter totaled $71 million, representing approximately 32 percent of manufacturing segment sales, down from $86 million in the fourth quarter of 2006.
•	Manufacturing segment income for the fourth quarter decreased to $3.4 million compared to $15.0 million in the fourth quarter of 2006. Segment income for the quarter ended Dec. 29, 2007 was reduced by $3.6 million of pretax restructuring charges related to the closure of the Company’s manufacturing facility in Alabama, including a pretax non-cash fixed asset impairment charge of $1.8 million.
•	Manufacturing segment backlogs ended the year at $56 million, inclusive of the previously announced acquisition of western Canada based SRI Homes (SRI), compared to $36 million at the end of 2006 and $64 million at the end of the third quarter. Backlogs in the U.S. increased 18 percent as compared to the end of 2006.
International Manufacturing Segment
•	International segment sales grew 182 percent to $92.1 million for the quarter, up from $32.6 million in the same period of the prior year, and increased 8 percent compared to $85.3 million last quarter. For the year, international segment revenues totaled $280.8 million, a substantial increase compared to sales of $90.7 million reported for the approximately nine months in 2006.
•	Segment income for the fourth quarter of 2007, before expenses related to earn out provisions, totaled $9.9 million compared to $2.5 million in the fourth quarter of 2006 and $6.4 million in the third quarter. Segment income for the fourth quarter of 2007 was reduced by $6.4 million as a result of earn out provisions, resulting in reported segment income of $3.4 million for the quarter.
•	Segment margins before expenses related to earn out provisions for the quarter were 10.7 percent compared to 7.6 percent in the same period last year and 7.5 percent last quarter, and for the year were 8.5 percent compared to 6.2 percent last year.
•	International segment order backlogs remain strong, with firm contracts and orders pending contracts under framework agreements totaling approximately $250 million at the end of the year, compared to approximately $225 million at the end of 2006 and approximately $275 million at the end of the third quarter.

Champion Enterprises Reports 8 Percent Increase in Revenues and $44 million
Increase in Cash from Operations for the Fourth Quarter of 2007

Retail Segment
•	The retail segment reported fourth quarter 2007 revenues of $15.7 million compared to $23.7 million for the same period last year, a reflection of continuing tightness in California housing markets.
•	The retail segment reported a loss of $0.3 million for the quarter, down from $1.3 million of segment income in the fourth quarter of 2006.
Other Highlights
•	As previously announced, during the fourth quarter of 2007 the Company issued $180 million of 2.75 percent Convertible Senior Notes due 2037, repurchased $75.6 million of its 7 5/8 percent Senior Notes due 2009 for cash totaling $79.7 million and repaid $14.5 million of its term loan due 2012, resulting in a pretax loss on debt retirement of $4.5 million.
•	Cash flow from operations totaled $44.3 million for the quarter ended Dec. 29, 2007 compared to $0.5 million for the same period last year and totaled $79.5 million for the full year compared to $59.9 million in the prior year.
•	Cash and cash equivalents increased to $135.4 million as of Dec. 29, 2007 compared to $111.3 million at the end of the third quarter of 2007 and $70.2 million at the end of last year. During the quarter, the Company increased its cash position by approximately $78 million as a result of the aforementioned changes to its debt structure, and used $95.4 million of cash to complete the SRI acquisition.
•	Available U.S. federal tax loss carry-forwards increased in 2007 and now total approximately $233 million at Dec. 29, 2007.
In conclusion Griffiths stated, “We are upbeat about 2008. Even though predictions for the U.S. housing market are negative, our non-U.S. operations remain strong, and the addition of SRI will be accretive to our results. Further, we continue to believe that conditions in the U.S. favor an eventual turn in the traditional manufactured housing business. When this market improves, our operations are well positioned to generate even stronger cash returns as backlogs and capacity utilization increase.”
Fourth Quarter 2007 Conference Call
Champion Enterprises will host a conference call on Wednesday, Feb. 20, 2008 at 11 a.m. EST to discuss these results and current business trends. To listen to the call, please call (800) 591-6942 for domestic callers or (617) 614-4909 for international callers. The passcode is 18460456. The call may also be heard live at www.championhomes.com under the “Investors” link.

Champion Enterprises Reports 8 Percent Increase in Revenues and $44 million
Increase in Cash from Operations for the Fourth Quarter of 2007

A telephone replay of the call will be available approximately one hour after the call’s conclusion through Wednesday, March 5, 2008. To access the telephone replay, please call (888) 286-8010 for domestic callers or (617) 801-6888 for international callers. The passcode is 78176789. The web-cast replay will be available on the Company’s web site for 90 days under the “Investors” link.
About Champion
Troy, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, operates 33 manufacturing facilities in North America and the United Kingdom working with independent retailers, builders and developers. The Champion family of builders produces manufactured and modular homes, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.
Forward-Looking Statements
This news release contains certain statements, including statements regarding backlogs and pending orders, future market conditions, areas of management focus, the execution of Champion’s growth and diversification strategy, and cash flow projections, each of which could be construed to be forward-looking statements within the meaning of the Securities Exchange Act of 1934.
These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward-looking statements. These factors are discussed in the Company’s most recently filed Form 10-K and other filings with the Securities and Exchange Commission, in each case under the section entitled “Forward-Looking Statements,” and those discussions regarding risk factors are incorporated herein by reference.
– Tables Follow –

CHB/ 5
CHAMPION ENTERPRISES, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)

	(UNAUDITED)
	Three Months Ended			Twelve Months Ended
	December 29,	December 30,	%	December 29,	December 30,	%
	2007	2006	Change	2007	2006	Change
Net sales:
Manufacturing segment	$223,951	$250,823	(10.7%)	$941,945	$1,195,834	(21.2%)
International segment	92,110	32,640	182.2%	280,814	90,717	209.5%
Retail segment	15,749	23,685	(33.5%)	73,406	117,397	(37.5%)
Less: intercompany	(6,200)	(6,200)		(22,700)	(39,300)

Total net sales	325,610	300,948	8.2%	1,273,465	1,364,648	(6.7%)

Cost of sales	280,527	251,355	11.6%	1,083,601	1,147,032	(5.5%)

Gross margin	45,083	49,593	(9.1%)	189,864	217,616	(12.8%)

Selling, general and administrative expenses	44,526	38,549	15.5%	157,134	154,534	1.7%
Restructuring charges	2,659	—	—	3,780	1,200	215.0%
Amortization of intangible assets	1,454	1,428	1.8%	5,727	3,941	45.3%

Operating (loss) income	(3,556)	9,616	(137.0%)	23,223	57,941	(59.9%)

Loss on debt retirement	4,543	398	1041.5%	4,543	398	1041.5%
Interest expense, net	3,115	4,151	(25.0%)	14,731	14,446	2.0%

(Loss) Income from operations before income taxes	(11,214)	5,067	(321.3%)	3,949	43,097	(90.8%)

Income tax (benefit) expense	(5,262)	1,503	(450.1%)	(3,243)	(95,211)	96.6%

Net (loss) income	$(5,952)	$3,564	(267.0%)	$7,192	$138,308	(94.8%)

Basic (loss) income per share:	$(0.08)	$0.05	(260.0%)	$0.09	$1.81	(95.0%)

Weighted shares for basic EPS	77,248	76,454		76,916	76,334

Diluted (loss) income per share:	$(0.08)	$0.05	(260.0%)	$0.09	$1.78	(94.9%)

Weighted shares for diluted EPS	77,248	77,708		77,719	77,578

See accompanying Notes to Consolidated Financial Information.
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CHB/ 6
CHAMPION ENTERPRISES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

		(UNAUDITED)
	December 29,	September 29,	December 30,
	2007	2007	2006
Assets:
Cash and cash equivalents	$135,408	$111,282	$70,208
Accounts receivable, trade	89,710	102,456	47,645
Inventories	90,782	81,961	102,350
Deferred tax assets	29,746	29,145	32,303
Other current assets	14,827	10,735	10,677

Total current assets	360,473	335,579	263,183

Property, plant and equipment, net	116,984	105,182	112,527
Goodwill and other intangible assets, net	432,593	336,181	335,464
Deferred tax assets	87,983	80,586	71,600
Other non-current assets	23,697	15,967	17,841

Total assets	$1,021,730	$873,495	$800,615

Liabilities and Shareholders’ Equity:
Short-term debt	$25,884	$2,125	$2,168
Accounts payable	119,628	110,380	54,607
Other accrued liabilities	172,321	140,258	146,428

Total current liabilities	317,833	252,763	203,203

Long-term debt	342,897	254,090	252,449
Deferred tax liabilities	7,065	9,621	10,600
Other long-term liabilities	34,089	32,581	32,601
Shareholders’ equity	319,846	324,440	301,762

Total liabilities and shareholders’ equity	$1,021,730	$873,495	$800,615

See accompanying Notes to Consolidated Financial Information.
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CHB/ 7
CHAMPION ENTERPRISES, INC.
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS
(In thousands)

	(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Net (loss) income	$(5,952)	$3,564	$7,192	$138,308
Loss from discontinued operations	—	27	—	16
Adjustments:
Depreciation and amortization	5,027	5,011	20,063	17,943
Stock-based compensation	740	846	2,975	4,563
Change in deferred taxes	(13,217)	(525)	(17,637)	(100,125)
Fixed asset impairment charges	2,000	—	2,000	1,200
Gain on disposal of fixed assets	(566)	(238)	(1,199)	(4,708)
Loss on debt retirement	4,543	398	4,543	398
Increase/decrease:
Accounts receivable	24,695	16,782	(28,412)	28,626
Inventories	3,045	9,860	24,024	13,129
Accounts payable	8,116	(20,675)	61,230	(16,405)
Accrued liabilities	14,781	(12,939)	5,734	(24,753)
Foreign exchange translation gain	(942)	—	(942)	—
Other, net	2,060	(1,639)	(102)	1,682

Cash provided by operating activities	44,330	472	79,469	59,874

Additions to property, plant and equipment	(4,707)	(3,303)	(10,201)	(17,582)
Acquisitions	(95,371)	(555)	(95,371)	(153,845)
Proceeds from disposal of fixed assets	847	1,836	4,487	7,566
Distributions from unconsolidated affiliates	—	—	884	—

Cash used for investing activities	(99,231)	(2,022)	(100,201)	(163,861)

Payments on long-term debt	(14,752)	(28,236)	(16,329)	(29,612)
Proceeds from term loan	—	—	—	78,561
Proceeds from convertible debt	180,000	—	180,000	—
Redemption of senior notes	(79,728)	(6,901)	(79,728)	(6,901)
Increase in deferred financing costs	(5,939)	—	(5,939)	(1,076)
Decrease in restricted cash	—	—	15	698
Common stock issued, net	1,507	19	3,801	1,974

Cash provided by (used for) financing activities	81,088	(35,118)	81,820	43,644

Cash (used for) provided by discontinued operations	(223)	33	62	1,201

Effect of exchange rate changes on cash and cash equivalents	(1,838)	404	4,050	2,371

Increase (decrease) in cash and cash equivalents	24,126	(36,231)	65,200	(56,771)
Cash and cash equivalents at beginning of period	111,282	106,439	70,208	126,979

Cash and cash equivalents at end of period	$135,408	$70,208	$135,408	$70,208

See accompanying Notes to Consolidated Financial Information.
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CHB/ 8
CHAMPION ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
(1) On December 21, 2007, the Company acquired substantially all of the assets and the business of SRI Homes, Inc., a producer of factory — built homes in western Canada. The purchase price was $114 million (CAD) plus the assumption of operating liabilities, and was funded through a combination of cash and a $24 million (CAD) seller note. Due to the timing of the acquisition, no results of SRI are included in the Company’s 2007 results, but SRI is included in the Company’s consolidated balance sheet at December 29, 2007.
(2) The results of operations for businesses acquired in 2006 are included in the Company’s results from continuing operations subsequent to the respective acquisition dates. Manufacturing segment acquisitions consisted of Highland Manufacturing which was acquired on March 31, 2006, and North American Housing which was acquired on July 31, 2006. The Company’s international segment consists of Caledonian Building Systems Limited, which was acquired on April 7, 2006.
(3) The Company evaluates the performance of its manufacturing, international and retail segments based on income before amortization of intangible assets, interest, income taxes and general corporate expenses. A reconciliation of (loss) income from operations before income taxes for the three and twelve months ended are as follows (dollars in thousands):

	December 29,	Related	December 30,	Related
Three months ended:	2007	Sales	2006	Sales

Manufacturing segment income	$3,383	1.5%	$15,042	6.0%
International segment income	3,449	3.7%	2,476	7.6%
Retail segment (loss) income	(316)	-2.0%	1,319	5.6%
General corporate expenses	(8,249)		(8,066)
Amortization of intangible assets	(1,454)		(1,428)
Loss on debt retirement	(4,543)		(398)
Intercompany eliminations	(369)		300
Interest expense, net	(3,115)		(4,151)

(Loss) income from operations before income taxes	$(11,214)	(3.4%)	$5,094	1.7%

	December 29,	Related	December 30,	Related
Twelve months ended:	2007	Sales	2006	Sales

Manufacturing segment income	$40,924	4.3%	$81,600	6.8%
International segment income	17,393	6.2%	5,634	6.2%
Retail segment income	1,911	2.6%	7,636	6.5%
General corporate expenses	(31,609)		(32,472)
Amortization of intangible assets	(5,727)		(3,941)
Loss on debt retirement	(4,543)		(398)
Intercompany eliminations	331		(500)
Interest expense, net	(14,731)		(14,446)

Income from operations before income taxes	$3,949	0.3%	$43,113	3.2%

(4) In the second quarter of 2006 the Company reversed its deferred tax asset valuation allowance totaling $101.9 million. The Company’s earnings subsequent to this reversal are fully taxed for financial reporting purposes. Income tax benefit for 2007 is comprised primarily of deferred tax benefits and cash tax expense for foreign operations.
(5) Gains on disposal of fixed assets resulted primarily from the sale of two idle plants in 2007 and from the sale of an investment property in Florida and five idle plants in 2006.
(6) During the fourth quarter and year ended December 29, 2007 charges totaling $3.6 million and $4.9 million, respectively, were incurred in connection with the closure of a manufacturing facility in Alabama in the fourth quarter and a facility in Pennsylvania during the second quarter. A portion of these charges, totaling $0.9 million in the fourth quarter and $1.1 million for the year, were recorded in cost of sales, with the balance reported as restructuring charges.
(7) As a result of contingent purchase price or “earn out” provisions related to the Company’s acquisition of Caledonian in 2006, $13.3 million was accrued during the fourth quarter of 2007 in connection with Caledonian’s 2007 results. Approximately $6.9 million of the amount accrued was recorded as an increase to goodwill, while the remaining $6.4 million was recorded as compensation expense in the international segment.
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CHB/ 9
CHAMPION ENTERPRISES, INC.
OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three months ended			Twelve months ended
	December 29,	December 30,	%	December 29,	December 30,	%
	2007	2006	Change	2007	2006	Change

MANUFACTURING SEGMENT
Units sold:
HUD-Code	2,251	2,804	(20%)	9,971	15,341	(35%)
Modular	921	1,119	(18%)	3,670	4,574	(20%)
Canadian	422	275	53%	1,637	1,132	45%
Other	17	21	(19%)	68	79	(14%)

Total units sold	3,611	4,219	(14%)	15,346	21,126	(27%)
Less: intercompany	92	91	1%	312	570	(45%)

Units sold to independent retailers / builders	3,519	4,128	(15%)	15,034	20,556	(27%)

Floors sold	6,697	8,242	(19%)	29,233	40,521	(28%)

Multi-section mix	75%	82%		77%	80%

Average unit prices, excluding delivery
Total	$55,700	$54,600	2%	$55,100	$51,800	6%
HUD-Code	$45,000	$46,800	(4%)	$45,000	$45,400	(1%)
Modular	$73,000	$70,600	3%	$76,500	$70,300	9%
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